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                      CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees and Shareholder
Nuveen Floating Rate Fund:

We consent to the use of our report and the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants, Custodian and Transfer Agent" in the Statement of Additional Information.

                                           KPMG LLP

Chicago, Illinois
September 22, 2000